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Pricing Supplement No. 11 dated September 12, 1997                Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                 ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

===============================================================================
Cusip No.: 00757GAL3                                  Interest Rate: 7.25%
Aggregate Principal Amount: $95,000                   Maturity Date:  9/18/2000
Total Agents' Discount or Commission: $950            Issue Date:  9/17/97
Net Proceeds to Issuer:  $94,050                      Trade Date:  9/12/97
===============================================================================

<Caption
----------------------------------------------------------------------------------------------------------
                                                                    Agent's Discount       Net Proceeds to
          Name of Agent                       Principal Amount        or Commission            Issuer
----------------------------------------------------------------------------------------------------------
Legg Mason Wood Walker, Incorporated             $ 83,000              $  830                 $ 82,170
----------------------------------------------------------------------------------------------------------
Sage Rutty & Co.                                 $ 12,000              $  120                 $ 11,880
----------------------------------------------------------------------------------------------------------

Interest Payment Dates: October 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including August 15, 2000 and on the Maturity Date.

Day Count Convention:

            [X]     30/360 for the period from 9/17/97 to 9/17/2000

Redemption:
            [X]     The Notes cannot be redeemed prior to the Stated Maturity
                    Date.

            [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                    Initial Redemption Percentage:
                    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:       [X]     Book Entry

Agent acting in the capacity as indicated below:

            [X]     Agent                                 [ ]         Principal

If as Principal:

            [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

            [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

            The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


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[ ]         Other Provisions:


[ ]         PaineWebber Incorporated

                    [X]         Legg Mason Wood Walker, Incorporated

                                                   [X]         Sage Rutty & Co.